Exhibit 99.1

Contact:
Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Second Quarter Earnings of $0.03

BRISBANE, CALIF. — February 4, 2010 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 2, 2010.

Net sales for the second quarter of fiscal 2010 were $141.5 million, down 22.2% from $181.9 million reported for the second quarter a year ago. As previously reported, comparable store sales for the quarter ended January 2, 2010 decreased 22.5% compared to a decrease of 20.1% in the prior year.

Gross margin as a percentage of net sales increased to 39.2% in the second quarter of fiscal 2010, compared to 38.6% in the second quarter of fiscal 2009.  The increase in gross margin as a percentage of net sales from the prior year of 0.6% was primarily due to lower markdowns and lower other costs including inventory shrink and damages partially offset by lower initial markup and unfavorable occupancy leverage.

SG&A expenses for the second quarter of fiscal 2010 were $51.3 million, or 36.3% of net sales, compared to $61.5 million, or 33.8% of net sales for the same period of the prior year.  The dollar decrease in SG&A expense was primarily due to the reduction in spending across all categories and we recorded $1.1 million as a reduction of SG&A related to the initial recognition of gift card breakage income offset by a  $2.5 million  impairment charge related to underperforming stores comprised of $1.9 million related to PH8 stores and $0.6 million related to bebe stores versus $1.0 million in the second quarter of fiscal 2009.

Operating income for the second quarter of fiscal 2010 was $4.1 million or 2.9% of net sales, compared to $8.7 million or 4.8% of net sales for the same period of the prior year. Net earnings for the second quarter were $2.4 million compared to $6.8 million for the same period of the prior year. Diluted earnings per share for the second quarter were $0.03 versus $0.08 per share in the same period of fiscal 2009.  During the quarter we purchased approximately 0.6 million or $3.7 million of our outstanding shares in connection with our Stock Repurchase Program. There is approximately $13.0 million still available for future purchases under the program.

The effective tax rate for the second quarter of fiscal 2010 increased to 50.7% from 35.0% in the second quarter of fiscal 2009 primarily due to deleveraging of incentive stock option compensation expense offset by higher tax exempt interest income as a percent of taxable income. We also recorded an additional $0.4 million in discrete items during the quarter primarily related to fixed asset depreciation.

Net sales for the year-to-date period ended January 2, 2010 were $267.2 million, down 22.6% from $345.2 million for the year-to-date period ended January 3, 2009.  Comparable store sales for the year-to-date period ended January 2, 2010 decreased 24.1% compared to a decrease of 16.0% in the prior year.

Net loss for the year-to-date period ended January 2, 2010 was $1.7 million compared to net income of $18.0 million in the prior year.  Diluted loss per share for the year-to-date period ended January 2, 2010 was $0.02 compared to diluted earnings per share of $0.20 in the prior year.

During the quarter ended January 2, 2010, the Company opened two stores, including one bebe store and one PH8 pop-up location.  For the year we anticipate opening five bebe stores, expanding a bebe store, opening a PH8 pop-up location and closing up to 14 stores resulting in a 1% square footage decrease.  The number of anticipated stores closures includes two bebe stores, one 2b bebe store and up to 11 PH 8 stores.

For the year-to-date period the Company’s capital expenditures were approximately $7.0 million and depreciation expense was approximately $13.4 million.

For the third quarter of fiscal 2010, the Company currently anticipates the comparable store sales decrease  will be less negative than the previous quarter and depending on actual sales and markdowns the net loss will be in the range of $0.00 to $0.05 per share based on 87 million diluted weighted average shares outstanding versus a net loss of $0.06 per share based on 87 million diluted weighted average shares outstanding in the third quarter of fiscal 2009. The Company is currently anticipating an effective tax rate of 45.0% for  fiscal 2010.

For the third quarter of fiscal 2010, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the third quarter of fiscal 2009 in the mid to high teens.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-0531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID Number 34999330.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, PH8, and 2b bebe brand names. bebe currently operates 305 stores, of which 213 are bebe stores, 33 are 2b bebe stores, 58 are PH8 stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	January 2,	January 3,
	2010	2009
Assets

Cash and equivalents	$102,874	$143,975
Available for sale securities	49,738	—
Trading securities	72,182	—
Auction rate securities written put option	9,168	—
Inventories, net	30,381	37,499
Total current assets	296,607	225,341
Available for sale securities	114,382	125,245
Trading securities	—	72,375
Auction rate securities written put option	—	11,586
Property and equipment, net	114,899	136,563
Total assets	$557,069	$600,950

Liabilities and Shareholders’ Equity

Total current liabilities	$51,427	$65,198
Total liabilities	99,375	115,389
Total shareholders’ equity	457,694	485,561
Total liabilities and shareholders’ equity	$557,069	$600,950

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	Jan. 2,		Jan. 3,		Jan. 2,		Jan. 3,
	2010	%	2009	%	2010	%	2009	%

Net sales	$141,494	100.0%	$181,902	100.0%	$267,152	100.0%	$345,162	100.0%

Cost of sales, including production and occupancy	86,084	60.8	111,775	61.4	165,582	62.0	201,734	58.4

Gross margin	55,410	39.2	70,127	38.6	101,570	38.0	143,428	41.6

Selling, general and administrative expenses	51,296	36.3	61,463	33.8	104,318	39.0	120,618	34.9

Operating income (loss)	4,114	2.9	8,664	4.8	(2,748)	(1.0)	22,810	6.7

Interest and other income, net	840	0.6	1,861	1.0	1,883	0.7	4,891	1.4

Income (loss) before income taxes	4,954	3.5	10,525	5.8	(865)	(0.3)	27,701	8.1

Income tax provision	2,514	1.8	3,727	2.0	877	0.3	9,699	2.8

Net income (loss)	$2,440	1.7%	$6,798	3.8%	$(1,742)	(0.6)%	$18,002	5.3%

Basic earnings (loss) per share	$0.03		$0.08		$(0.02)		$0.20
Diluted earnings (loss) per share	$0.03		$0.08		$(0.02)		$0.20

Basic weighted average shares outstanding	86,663		88,881		86,715		88,857
Diluted weighted average shares outstanding	86,760		89,052		86,715		89,161

Number of stores open at beginning of period	307		307		308		303
Number of stores opened during period	2		6		4		11
Number of stores closed during period	0		1		3		2
Number of stores open at end of period	309		312		309		312

Number of stores expanded/relocated during period(*)	0		1		0		2

Total square footage at end of period (000’s)	1,157		1,164		1,157		1,164

(*) Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.